Exhibit 99.1

TCP Announces Completion of Audit Committee Investigation,
Extension of NYSE Deadline and Amendment of Credit Agreement

Aurora, Ohio, October 5, 2016 -- TCP International Holdings Ltd. (NYSE: TCPI) today announced the results of its previously disclosed Audit Committee investigation into certain payments made by the Company’s Chairman, Ellis Yan, and into potential related party transactions involving Ellis Yan and the Company’s Vice Chairman, Solomon Yan. The Audit Committee concluded that:

•	The Company’s historical financial statements omitted compensation expense received by numerous employees directly from Ellis Yan, which totaled approximately $276,000.

•	The Company’s historical financial statements omitted related party disclosures related to transactions with entities owned or influenced by Solomon Yan.

•	Ellis Yan violated the terms of his Mutual Separation Agreement by contacting or communicating with employees and others in business relationships with the Company.
The actions of our Chairman and Vice-Chairman, in failing to adhere to the Company's established policies and procedures, were inconsistent with setting an appropriate tone at the top, and resulted in a material weakness in the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is evaluating remedial actions to address this material weakness.
Based upon the Company’s completion of the investigation and plans to regain compliance with the Securities and Exchange Commission’s (SEC) reporting requirements, the New York Stock Exchange (NYSE) granted the Company an additional extension for continued listing and trading on the NYSE. The extension, which is subject to the NYSE’s review on an ongoing basis, provides the Company until November 25, 2016, to file its outstanding reports with the SEC. During the extension period, trading of the Company’s shares will remain unaffected. The NYSE does not have the discretion under its rules to grant any further extensions to the Company.
The Company is working expeditiously to complete its financial statements for the three and nine months ended September 30, 2015, the fiscal year ended December 31, 2015, the three months ended March 31, 2016 and the three and six months ended June 30, 2016, implement appropriate remedial actions and prepare its delinquent reports. The issuance of audited financial statements is also dependent upon its independent auditor’s ability to complete its audit and issue an opinion with respect to the Company’s financial statements for the fiscal year ended December 31, 2015.
Finally, the Company announced the increase and extension of its credit agreement with PNC Bank. The new line of credit facility provides up to $50 million in borrowings through September 29, 2020. The Company plans to continue to use this line for the general operating needs of the Company and is pleased to continue this partnership with PNC.

About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures and other energy efficient lighting products. TCP has the largest combined number of LED and CFL ENERGY STAR® compliant lighting products. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.
Forward Looking Statements
Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the timing and outcome of TCP's Audit Committee investigation, its ability to comply with SEC reporting obligations and NYSE listing requirements. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While TCP believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. TCP expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.
Contact
Zachary Guzy
Interim Chief Financial Officer
330-954-7689
ir@tcpi.com